Contact: Susan Tomera Angeletti

724-465-4870

TO BE RELEASED

9:00 a.m., Tuesday, December 21, 2004

S&T Bancorp, Inc. Declares Quarterly Cash Dividend

and Approves Repurchase Authorization

Indiana, Pennsylvania - S&T Bancorp, Inc. (NASDAQ NMS: STBA) announced that its Board of Directors declared a $0.27 per share cash dividend payable on January 25, 2005 to shareholders of record on December 31, 2004. This represents a 3.8 percent increase over the dividend declared in December 2003 and a 2.9 percent annualized yield utilizing the December 17, 2004 closing stock price of $37.25. The Board of Directors also approved a share repurchase authorization of up to one million shares or approximately 4.0 percent of shares outstanding through year-end 2005.

Headquartered in Indiana, PA, S&T Bank, the principal subsidiary of S&T Bancorp, Inc., operates 49 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $3.0 billion, S&T Bancorp, Inc. stock trades on the NASDAQ National Market System under the symbol STBA.